Exhibit 99.1

NEWS RELEASE

SPX Completes Sale of Service Solutions Business

to Robert Bosch GmbH for Approximately $1.15 Billion

CHARLOTTE, N.C., December 3, 2012 –– SPX Corporation (NYSE: SPW) today announced that it has completed the sale of its SPX Service Solutions business to Robert Bosch GmbH for approximately $1.15 billion, subject to working capital adjustments.  The expected net proceeds of the acquisition are approximately $1 billion. SPX Corporation has reported this business unit as a discontinued operation since the first quarter of 2012.

With the divestiture of SPX Service Solutions, SPX has exited its roots in the automotive industry in order to focus on growing the company’s Flow Technology segment.

“On behalf of our Board of Directors and senior management team, I would like to again thank everyone at SPX Service Solutions for their many years of service and dedication, and take this opportunity to wish them all much future success under their new ownership,” said Christopher J. Kearney, Chairman, President and Chief Executive Officer of SPX.  “Moving forward, our Flow Technology segment will serve as the company’s foundation and core growth engine, and our efforts will be focused on continuing to expand our presence in the global food and beverage, oil and gas and industrial markets.”

About SPX

Based in Charlotte, North Carolina, SPX Corporation (NYSE: SPW) is a global Fortune 500 multi-industry manufacturing leader with over $5 billion in annual revenue, operations in more than 35 countries and over 15,000 employees.  The company’s highly-specialized, engineered products and technologies are concentrated in Flow Technology and energy infrastructure.  Many of SPX’s innovative solutions are playing a role in helping to meet rising global demand for electricity and processed foods and beverages, particularly in emerging markets.  The company’s products include food processing systems for the food and beverage industry, power transformers for utility companies, and cooling systems for power plants.  For more information, please visit www.spx.com.

Contacts:

Ryan Taylor (Investors)
704-752-4486
E-mail: investor@spx.com

Jennifer H. Epstein (Media)
704-752-7403 / 704-804-3717
E-mail: jennifer.epstein@spx.com